Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Condor Hospitality Trust, Inc.:

We consent to the use of our report dated March 1, 2017, with respect to the consolidated balance sheets of Condor Hospitality Trust, Inc. and subsidiaries as of December 31, 2016 and 2015, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2016, and the related financial statement schedule, Schedule III – Real Estate and Accumulated Depreciation included herein and to the reference to our firm under the heading “Experts” in the preliminary prospectus.

(signed) KPMG LLP

Omaha, Nebraska

March 9, 2017